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                                                                    EXHIBIT 23.4

                        CONSENT OF INDEPENDENT AUDITORS


    We consent to the reference to our firm under the caption "Experts" in the Joint Proxy Statement/Prospectus of Horizon Healthcare Corporation and Continental Medical Systems, Inc. which is made part of the Registration
Statement (Amendment No. 1 to Form S-4 No. 33-59561) of Horizon Healthcare Corporation and to the incorporation by reference therein of our report dated August 9, 1994, with respect to the consolidated financial statements and schedules of Continental Medical Systems, Inc. included in its Annual Report (Form 10-K as amended by Form 10-K/A Amendment No. 1) for the year ended June 30, 1994, filed with the Securities and Exchange Commission.


                                            /s/  ERNST & YOUNG LLP

                                            Ernst & Young LLP

Harrisburg, Pennsylvania

June 1, 1995